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UNITED FINANCIAL GROUP, INC.                                        EXHIBIT 11.1
COMPUTATION OF NET INCOME (LOSS) PER COMMON
 AND COMMON EQUIVALENT SHARE
(UNAUDITED)
(In Thousands Except Per Share Data)

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                                             March 31,   March 31,
Three Months Ended:                             1996        1995
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
Computation of net income (loss)
 applicable to common stock:
Net (income) loss                             $  (80)       (127)
Redeemable preferred stock dividends
 accrued                                        (191)       (190)
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Net income (loss) applicable to common
 stock                                        $ (271)       (317)
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Computation of average common and
 common equivalent shares:
Common stock outstanding at beginning
 and end of period                             8,074       8,074
Average common and common equivalent
 shares                                        8,074       8,074
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Net income (loss) per common and common
 equivalent share                             $(0.03)      (0.04)
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